Exhibit 99.1

Kismet Acquisition Two Corp. Announces Pricing of $200 Million Initial Public Offering

Moscow, Russia, Feb. 17, 2021 -- Kismet Acquisition Two Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market and trade under the ticker symbol “KAIIU” beginning February 18, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the Nasdaq Capital Market under the symbols “KAII” and “KAIIW,” respectively.

The Company is a special purpose acquisition company (SPAC) led by Chairman and Chief Executive Officer, Ivan Tavrin, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more business entities. The Company may pursue an acquisition opportunity in any industry or sector located in any region, but intends to focus on businesses in the internet and technology sectors primarily operating in Europe, including Russia.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and BofA Securities, Inc are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets, Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146; or Credit Suisse, Attn: Prospectus Department, Eleven Madison Avenue, 3rd Floor, New York, New York 10010, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com;

A registration statement relating to the securities became effective on February 17, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on February 22, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof and with respect to any business combination or acquisition opportunity. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Kismet Acquisition Two Corp.
+7 (499) 755-2134
info@kismetcg.com